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                                                                       EXHIBIT 8

            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                              September 26, 2003

The Town and Country Trust
100 South Charles Street
Baltimore, Maryland 21201

                  Re:      Certain Federal Income Tax Matters

Ladies and Gentlemen:

         We have acted as special tax counsel to The Town and Country Trust, a Maryland real estate investment trust ("Town & Country"), in connection with the offering by Town & Country (the "Offering"), of 5.375% convertible senior notes due 2023 (the "Notes") convertible into shares of beneficial interest of Town & Country ("Common Shares"), pursuant to Registration Statement on Form S-3 filed with the Securities and Exchange Commission, as amended through the date hereof (the "Registration Statement"). You have requested our opinion concerning certain Federal income tax considerations in connection with the Offering.

         In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

         For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. We have assumed that such documents, certificates and records are duly authenticated, valid and enforceable.

         In rendering our opinion, you have provided us with, and we are relying upon, statements and representations of officers and other representatives of Town & Country, including certificates containing certain statements, representations and covenants by management of Town & Country (the "Officer's Certificates") relating to, among other things, the actual and proposed operations of Town & Country and the entities in which it holds a direct or indirect interest (collectively, the "Company"). We note that the Company has engaged in and may engage in transactions in connection with which we have not provided legal advice, that we have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on your representations that the information presented in the Officer's Certificates, Registration Statement and such other documents, certificates and records or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are and will continue to be true without regard to any qualification as to knowledge or belief. We have, at your request, also relied upon the opinion of Berick, Pearlman & Mills, dated December 30, 1999, regarding the qualification of Town & Country as a real estate investment trust ("REIT").

         Our opinion is also based on the correctness of the following assumptions: (i) Town & Country and each of the entities comprising the Company have been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents, (ii) there

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will be no changes in the applicable laws of the State of Maryland or of any other state under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agreements to which the Company is a party will be implemented, construed and enforced in accordance with its terms.

         In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder ("Regulations"), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service ("IRS"), and such other authorities as we have considered relevant, all as they exist at the date hereof and all of which are subject to change or differing interpretations at any time (in some circumstances, with retroactive effect). A change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel's best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

         Based upon and subject to the foregoing, we are of the opinion that:

         a. Town & Country has been organized in conformity with the requirements for qualification as a REIT under the Code, its actual method of operation from December 31, 1999 through the date hereof has enabled it to meet the requirements for qualification as a REIT under the Code, and it has qualified as a REIT for each of the taxable years 2000, 2001 and 2002. Town & Country's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

         b. The discussion set forth in the Registration Statement under the caption "Federal Income Tax Considerations" constitutes a fair and accurate summary under current law of the material United States Federal income tax consequences of the ownership and disposition of the Notes and Common Shares, subject to the qualifications set forth therein.

         c. The TC Operating Limited Partnership (the "Operating Partnership"), and each of the 44 subsidiary general partnerships in which the Operating Partnership holds a direct or indirect equity interest, as listed in Exhibit B to the August 4, 2003 Officer's Certificate, is properly treated as a partnership and not as an association taxable as a corporation for United States Federal income tax purposes.

         As noted in the Registration Statement, Town & Country's qualification and taxation as a REIT depend upon its continuing ability to meet, through actual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various income, asset and other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company's operation for any taxable year will satisfy the requirements for taxation as a REIT under the Code.

         Except as set forth above, we express no other opinion.

         This opinion has been prepared for you in connection with the transaction described herein and may not be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein or of any subsequent changes in applicable law.

                             Very truly yours,

                             /s/ Skadden, Arps, Slate, Meagher & Flom LLP